Exhibit 10.2

Contract for Phase II Extension of Integrated & Wireless Pipeline Control
System of Shaanxi Techteam Jinong Humic Acid Products Co., Ltd

Contract No.: LHJN-08-08
Signing at: Xi’an
Date: 2008-10-20

Party A: Shaanxi Techteam Jinong Humic Acid Products Co., Ltd
Party B: Xi’an Kingtone Information Co., Ltd

NOW, THEREFORE, in consideration of the mutual promises, covenants as well as agreements made by the Parties herein through mutual friendly negotiation on issues in respect of Party A’s Phase II expansion of integrated pipeline control system, both Parties hereto agree as follows:

I Project Description and Cost

1. Project Description (see Technology Agreement for details)

(1) Developing the automatic systematic software for production line of Phase II; establishing an integrated computer network for the wireless automatic control and management; achieving the in-house and wireless automatic control and management on data collection and production.

(2) Reforming the automatic system for the former production line of Phase I so as to adapt to the control and management system of Phase II.

(3) Responsible for the supply, installation and test of the transmitter, adjusting valve, O-type electrical ball valve, flow meter, level gauge, resistance temperature and site meters in the drawings of this project.

(4) Party B shall be liable to purchase and assort all wires & cables, cable tray, pipeline, mobile device and other necessary materials.

(5) The official operation of all devices mentioned above can be conducted upon installation, test, technical service and after-sales service. At least twelve months after-sales service shall be guaranteed.

2. Project Cost
The total cost of this project shall be five million and two hundred thousand RMB (￥5,200,000.00).

Cost Break-down:
Cost Break-down for Phase II Project
Project No.				Currency: RMB
No.	Project Name	Quantity	Unit	Price	Notes
I. Mobile & Wireless Control and Management
1	Mobile Control and Management	1	set	200,000
II. Audio Monitoring
1	Audio Monitoring	1	set	280,000
III. Control System
1	Control System	1	set	980,000
IV. Meter
Meter (Phase I)
1	Radar hydraulic gauge	9	set	216,000
Meter(Phase II)
1	Integrated Temperature Control	18	set	99,000
2	Pressure Gauge	20	set	14,000
3	Intelligent Pressure Transmitter	2	piece	18,000
4	Electromagnetic Flowmeter	33	piece	495,000
5	Radar (magnetic flap.) Level Gauge	15	piece	380,000
6	Electrical Ball Valve	39	piece	663,000
7	UPS	2	piece	15,000
V. Main Installing Material
1	Main Installing Material (Phase I)	1	item	300,000
2	Main Installing Material (Phase II)	1	item	600,000
VI. Project Cost
1	Installing Fee (Phase I)	1	item	80,000
2	Electric Reforming Fee( Phase I)	1	item	100,000
3	Installing Fee (Phase II)	1	item	760,000
Total				5,200,000

II. Quality requirements, technical standards, terms and conditions: the entire project must be conducted and produced in accordance with the requirements of Technology Agreement and relevant national industrial standards. Party B shall be liable to grant 12 months’ warranty period since the project running and provide a life long warranty to all meters. Party B shall dispatch the personal to deal with the issues on site within 24 hours since Party A’s calling or lodge a proposal for Party A’s approval.

III Delivery time, place and manner: The duration of this project is two months as of the validation of this contract. The delivery/acceptance check place is the site of Shaanxi Techteam Jinong Humic Acid Products Co., Ltd, to be specifically designated by Party A. Party B shall also install and test the equipment under the time frame instructed by Party A.

IV Transportation and Logistic fees (trucks): Vehicle transportation; such expenses as transportation and logistic fee are included in the contract price.

V Packing requirement, supply and recycle of the packing material: binding package; all packing materials are non-recycle.

VI Place, standards and method of acceptance: The check and acceptance work is conducted in accordance with the quality standards of the contract, Technology Agreement and relevant national standards for acceptance.

VII Payment, Settlement and Installment, Invoice date: 30% prepayment of the project within ten days upon validation of this contract; 30% total amount of the project within ten days as of delivering the devices to the appointed place and satisfying acceptance of device; 30% total amount of the project within ten days upon satisfying acceptance of the project; the rest 10% will be regarded as the guarantee fee and paid off after the project successfully runs one year without problems.

VIII In the event Party A requires to increase or decrease the workload after the validation of the contract herein, the project can be carried out on the basis of the changed design or Party A’s alternation. Thus the total amount for the contract shall be adjusted accordingly.

IX Settlement of disputes: Any dispute arising out of, or in connection with this contract shall be first settled by both Parties hereto through mutual negotiation in good faith. In case no successful settlement is reached thereby, either party hereto may submit such dispute to Xi’an Arbitration Commission for arbitration.

X This contract shall take effect as from the date on which the same is duly signed and sealed by both Parties hereto. This contract is made in two originals and four duplicates with each party hereto holding one original and two duplicates thereof.

XI Others Stipulations
The contract and its appendix shall be equally authentic and of equal force in law.

Duration of the contract: from the effective day of the contract to the completion of the project

Parties hereto may revise or negotiate matters not mentioned herein.

Name of the Company (Sealed)	Shaanxi Techteam Jinong Humic Acid Products Co., Ltd	Xi’an Kingtone Information Co., Ltd
Address:	No.6, 5th Guihua Road, Yangling District, Xi’an	3F, Borough A, Block A, No.181 South Taibai Road, Xi’an
Telephone	029-87211523	029-88231591
Fax	029-87033921	029-88231590
Date	10/20/2008	10/20/2008

Acceptance Report

Name of the Project	Development for Jinong Integrated & Wireless Pipeline Control System (Phase II)
Consigner(Party A)	Shaanxi Techteam Jinong Humic Acid Products Co., Ltd
Consignee(Party B)	Xi’an Kingtone Information Co., Ltd
Scope of the Acceptance	1.	The developed applications provided shall be in line with Technology Agreement;
	2.	The developed applications shall fully reach the standards for utilization.
	3.	The supply, installation and test for the transmitter, adjusting valve, o-type electric ball valve, flow meter, level gauge, resistance temperature, and meters have been completed.
	4.	The supply, installation and test for the wireless, wire& cable, cable tray, pipeline, and other needed material have been completed.
	5.	All the paperwork and construction records for acceptance shall be updated and completed.
	6.	The relevant training has been fully carried out.
	7.	The project shall be completed in due time.
Conclusion	All items above are satisfied upon initial acceptance and trial operation. The official operation can be conducted upon final acceptance.
Party A	/s/Yan Zhuang Date: 6/20/2009
Party B	/s/ Peng Zhang Date: 6/20/2009